Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form S-4 (“Registration Statement”) of Civista Bancshares, Inc. (the “Company”), of our report dated March 14, 2024, with respect to our audits of the consolidated financial statements of the Company as of December 31, 2023 and 2022, and for each of the years in the two-year period ended December 31, 2023, which report is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023. We also consent to the incorporation by reference of our report dated March 14, 2024, with respect to our audit of the internal control over financial reporting of the Company as of December 31, 2023, which report was included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023. Our report contains an explanatory paragraph stating the Company changed its method of accounting for credit losses on financial instruments due to the adoption of Accounting Standards Codification Topic 326: Financial Instruments – Credit Losses. We also consent to the references to our firm under the caption “Experts” in such Registration Statement.

/s/ Forvis Mazars, LLP

Cincinnati, Ohio

September 26, 2025